E-WASTE SYSTEMS, INC. ENTERS INTO AGREEMENT TO ACQUIRE OHIO-BASED ELECTRONIC WASTE RECYCLER, TECH DISPOSAL, INC.

September 26, 2011 – E-Waste Systems, Inc. (OTC BB: EWSI) announced today that it signed a definitive agreement to purchase Tech Disposal, Inc., (“TDI”), an electronic waste recycler and asset recovery specialist, based in Ohio. E-Waste Systems, Inc. (“EWSI”) has developed an acquisition strategy designed to create what it hopes will be an integrated business that unifies the rapidly emerging Waste Electrical and Electronic Equipment (“WEEE”) industry. The company is actively pursuing businesses facing regulatory and/or other mandates for the handling of e-waste.

This acquisition, if consummated, will be a component of EWSI’s plans to acquire what it believes are a select number of quality companies led by capable management team which share a commitment to helping businesses achieve cost-effective and environmentally-responsible compliance with e-waste recycling and disposal requirements. EWSI’s mission is to complete a number of acquisitions to extend its reach and to offer existing and future customers a suite of enhanced services; to incorporate best practices in professional management and to investing in state-of-the-art recycling technology.  The success of this mission is dependent on the Company’s ability to secure sufficient financing.  There is no assurance that the Company will be able to secure sufficient financing in order to fulfill this mission and execute on its business plan.

Martin Nielson, Chairman & CEO, E-Waste Systems, Inc., states, “We are pleased to announce the signing of this agreement and are enthusiastic about the prospect of beginning work with George Pardos of Tech Disposal, Inc.  He possesses extensive industry experience, an excellent customer base and a prime location in the Midwest, all of which our management believes will complement the expansion of our business.”

George Pardos, Founder and CEO, Tech Disposal, Inc., states, “I am proud to have signed an agreement with E-Waste Systems, Inc. We are looking forward to the possibility of partnering in building a market-leading, integrated business in the WEEE industry and are eager to advance the most integrated, innovative end-of-life solutions for managing the reverse logistics pipeline.”

Steve Hollinshead, newly-appointed CFO and board member of EWSI, states that “The acquisition of TDI, if consummated, will be significant in that it will bring a base of operations to EWSI with anticipated proforma revenues for the earnout year ending September 30, 2012 of approximately $700,000.”

EWSI’s management believes that the location of Ohio is of paramount significance to this mutual agreement as the state, which is the seventh most populated in the nation, that according to Blumberg Associates generates over 200 million pounds of e-waste annually, while less than 20 percent is properly recycled. Due to these statistics, Ohio now has pending legislation regarding the lawful processing of e-waste. Should the bill pass into law, EWSI’s business plan is to prepare to support the state’s effort in handling the adequate disposal of e-waste.

The closing of this transaction is subject to certain conditions, including, but not limited to: the parties performing their obligations and covenants under the agreement; EWSI completing its due diligence process of TDI and leased real estate; no material adverse change occurring to TDI business; TDI continuing to operate its business in the ordinary course; the auditors of TDI completing the audit of the financial statements for the year ended December 31, 2009 and 2010; and other closing conditions.  The transaction is expected to close on or before September 30, 2011, but we can give you no assurance that the closing conditions or other conditions will ever be satisfied to allow us to close the transaction.  Mr. Pardos and the seller have the right to terminate the agreement if the closing has not occurred by November 30, 2011 (as long as they have performed their obligations under the agreement) and to terminate upon a material misrepresentation or breach by EWSI. The agreement may also be terminated upon mutual written consent of the parties.

A copy of the agreement can be accessed in a Current Report on Form 8-K filed by the Company and  through links provided by the EWSI website:  www.ewastesystems.com.

About E-Waste Systems, Inc.:

From its headquarters in London, where e-waste regulations are the most stringent in the world, E-Waste Systems aims to be a leading provider of waste electric and electronic equipment processing services in key jurisdictions around the world. According to Blumberg Associates, the e-waste sector represents a $55 billion industry as environmental legislation mandates that such waste can no longer be sent to landfill. Original equipment manufacturers, retailers and consumers are now responsible for end-of-life management of all e-waste. And, growing Corporate Social Responsibility drives requirements for highly compliant and professional solution providers. Currently, the collection and recovery industry is highly-fragmented and often unprofessional, creating what EWSI believes is an attractive opportunity for a buy, build, and upgrade strategy in the sector. To learn more, visit ewastesystems.com.

About Tech Disposal, Inc.:

Founded in March 2010 by George Pardos, a former United States Marine who was disabled in service, Tech Disposal, Inc. provides end-of-life solutions for a wide range of electronics, initially focused on copiers. George Pardos has dealt with end-of-life electronics for the last 17 years. He has dealt with Fortune 500 companies such as FedEx, UPS, Canon Business Solutions, Konica Business Machines, Ikon Office Solutions and GE Capital. In 2010, Tech Disposal branched out from a copier-based end-of-life model to also include other end-of-life electronics. Tech Disposal follows responsible recycling efforts to make sure that business is done according to R2 and Basel convention. Tech Disposal’s mission is to serve as a portal for recycling electronics that can be plugged into a socket.

Forward-Looking Statement:

The statements in the press release that relate to the Company’s expectations with regard to the future impact on the Company’s results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “anticipate,” “believe,”

“estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

Media Contact:

Adam J. Handelsman

Managing Director

Lippert/Heilshorn & Associates

212.201.6622

ahandelsman@lhai.com